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                                                              EXHIBIT 10.2

                               FIRST AMENDMENT TO
                        AMENDED AND RESTATED COLUMBIA/HCA
              HEALTHCARE CORPORATION 1992 STOCK AND INCENTIVE PLAN

         Columbia/HCA Healthcare Corporation, a Delaware corporation, hereby amends its Amended and Restated Columbia/HCA Healthcare Corporation 1992 Stock and Incentive Plan as provided below.

1. Section 4(d)(iii) shall be amended in its entirety and replaced with the following paragraph:

                  An optionee electing to exercise an option shall give written notice to the Company of such election and of the number of shares subject to such exercise. The full purchase price of such shares shall be tendered with such notice of exercise. Payment shall be made to the Company in cash (including bank check, certified check, personal check, or money order), or, at the discretion of the Committee and as specified by the Committee, (A) by delivering certificates for the Company's Common Stock already owned by the optionee having a fair market value as of the date of exercise equal to the full purchase price of the shares, together with any applicable withholding taxes, or (B) a combination of cash and such shares; provided, however, that an optionee shall not be entitled to tender shares of the Company's Common Stock pursuant to successive, substantially simultaneous exercises of options granted under this or any other stock option plan of the Company. The fair market value of such tendered shares shall be the sales price of such shares or, in the discretion of the Committee, such other value as it may determine consistent with the provisions of Section 4(b) herein. The Committee may also, in its sole discretion, permit option holders to deliver a notice of exercise of options and simultaneously to sell the shares of Common Stock thereby acquired pursuant to a brokerage or similar arrangement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the exercise price. Until such person has been issued the shares subject to such exercise, he or she shall possess no rights as a stockholder with respect to such shares.

2. This amendment shall be effective as of July 16, 1999.